LETTER OF AGREEMENT TO PURCHASE

Robert Freeman, President

Freehawk Productions, Inc.

11985 Southern Boulevard, Suite #104

Royal Palm Beach, FL	33411
April 13, 2006

Dear Mr. Freeman:

This letter sets forth the Agreement {“Agreement”) between Robert Freeman, President

FREEHAWK PRODUCTIONS, INC. hereinafter, (the “Freehawk” ) and SIGNET INTERNATIONAL HOLDINGS, Inc. (the “Signet”) on the other hand, with respect to 20 one-half hour screenplays entitled and along with format of subject matter is listed on the accompanying schedule referenced as EXHIBIT A which is made a part of this Letter Agreement to Purchase hereinafter (“The Property”).

The Property is being purchased by Signet to be delivered with 36 months for the purpose of being developed and produced as individual productions or as a series, to be broadcast and/or presented in any format, as a Television Programming and/or Feature Films, hereinafter, (the “Programs”). Signet will provide Freehawk studio and equipment facilities and personnel staff.

1. PURCHASE PRICE & TERMS

•

PURCHASE PRICE:  The agreed purchase price for the total 20 one half-hour ready to air shows and supplementary 80 one –half hour ready to air episodes is $3,000,000.00. This price includes all of the rights, title and privileges of the properties and any ancillaries that may accrue to Signet as defined in Paragraph 2 entitled Rights Granted.

•	PAYMENT TERMS & CONDITIONS. :

a.         Deposit- Cash $10,000. Payable no earlier than 60 days but no later than 90 days after the execution of this contract.

b.         Installment Payments – Cash $10,000.00 per month for 24 months beginning December 1, 2006.

c.         Balance of Payment- 550,000 shares of Signet Common Stock will be issued to Freehawk on June 30, 2006 and delivered to Signet’s Transfer Agent to be disbursed to Freehawk upon Signet’s authorization on or about the dates according to the herein Delivery schedule referenced in Paragraph 2 below. Should the market value of the Signet Common Stock result in less than the balance due Freehawk, Signet will issue additional stock to Freehawk at the end of the term of this agreement. Upon agreement of purchase price and terms of payment, Signet shall acquire all rights to the Property (as described below).

2. DELIVERY

Freehawk will deliver to Signet a total of twenty titled one- half hour ready to air shows over the period of thirty-six months. Each show followed by 4 additional episodes the aggregate being 100 shows. The delivery time schedule will be as follows:

a. Three shows and follow-up episodes within the first 12 months from execution of this contract, the aggregate being 15 one-half hour ready to air shows.

b. Two shows and follow-up episodes every eight weeks after the first year, the aggregate being 85 one-half hour ready to air shows.

Signet reserves the option to select any particular titled show and number of episodes of each with reasonable production time allowance.

3. RIGHTS GRANTED

Freehawk hereby sells to Signet outright, exclusively and in perpetuity, all right, title, and interest of any kind or nature whatsoever, whether now or hereafter known or existing in all languages, throughout the universe in and to the property (the Rights”). The Rights shall include, without limitation, all motion programs, television and allied rights in and to the Property including, without limitation, music, live action, animation, remake, sequel, prequel, series, Digital television and video cassette and/or video laser disc recording, sound track, media rights, merchandising, and commercial tie-up rights in and to the Property and any and all rights therefrom or ancillary thereto and the excusive right to exploit any and/or all such rights as Signet may choose in its sole discretion in any and/or all media now or hereafter known or devised in perpetuity, throughout the universe.

4. REPRESENTATIONS AND WARRANTIES:

Freehawk warrants and represents that all ideas, creations, material, and intellectual properties furnished by Freehawk herein are and will be Freehawk’s own and original creation. Freehawk warrants and represents that Freehawk has the sole and exclusive right and authority to enter into and fully perform this agreement and to grant exclusively to Signet the Rights granted herein.

5. INDEMNITIES:

Freehawk shall defend, indemnify and save harmless Signet, it’s successors,

licensees and assigns, and any officers, directors, employees/ agents and/or representatives of any of the foregoing, from and against any and all claims and expenses (including without limitation reasonable legal fees and expenses) incurred by any of them by reason of the breach or alleged breach of any warranty undertaking, representation and/or agreement made by or entered into herein by Freehawk hereunder.

6. SIGNETS CONTROL:

Freehawk acknowledges the right of Signet to make any changes to the Property in the preparation and exploitation of any productions based on the property, and in this connection Freehawk acknowledges and agrees that Freehawk will not have any right of approval or consultation with respect to any such changes or with respect to any element of any production produced hereunder.

7. ASSIGNMENT:

All Rights and privileges granted to Signet hereunder and all representations and warranties made by Freehawk hereunder shall inure not only to Signet’s benefit, but also to the benefit of all persons who may hereafter lawfully acquire any right to produce, sell, license, transmit, exhibit, advertise and/or exploit in any way the Rights granted hereunder, it being expressly agreed that any production hereunder may be produced, released, sold and/or distributed under any company or trade name, brand producing mark, or trademark desired by Signet, its licensees, successors and assigns.

8. NO INJUNCTIVE RELIEF :

Freehawk’s sole and exclusive remedy for any breach of this Agreement shall be limited to an action for damages at law and under no circumstances shall Freehawk be entitled to equitable relief or to restrain or enjoin the distribution of any Programs hereunder or other exploitation of any of the Rights granted to Signet hereunder .

9. ARTICLES:

Notices to Signet shall be sent to:	Notices to Freehawk shall be sent to:
Ernest W. Letiziano, President	Robert Freeman, President
Signet International Holdings, Inc.	Freehawk Productions, Inc.
205 Worth Avenue, Suite #316,	11985 Southern Blvd. Suite # 104
Palm Beach, FL 33480	Royal Palm Beach, FL 33411
Telephone: 561 832-2000	Telephone: 561-719-9573

             All payments and notices hereunder shall be given to Freehawk and Signet by first class mail, registered or certified, return receipt requested, or by personal delivery, Fax, Federal Express or the like, at their respective addresses set forth, or to such other address as either party shall specify in writing.

10. RIGHTS OF ACTION:

Rights of action with respect to breach of promises, covenants, warranties and/or representations by either party to this agreement made or committed during its effective term shall survive the expiration of this agreement an shall inure to and for the benefit of any successors and assigns of either party to this agreement.

11. CHOICE OF LAW:

This agreement is executed in and shall be construed in accordance to the laws of the State of Florida. The parties agree that venue for any action in relation to this agreement shall be in the state of Florida.

12. ENTIRE AGREEMENT:

This constitutes the sole and entire agreement and understanding between FREEHAWK AND SIGNET with respect to the subject matter discussed herein.

All terms contained in this letter Agreement which are not specifically defined herein are intended to be defined in accordance with the customary definitions of such terms in the United States Motion Programs and Television industries.

This letter Agreement shall constitute a complete and mutually binding Agreement that can not be modified except by a writing signed by all of the parties. Please indicate your acceptance of this letter Agreement by signing in the space provided for herein below.

AGREED TO AND ACCEPTED BY:

For FREEHAWK PRODUCTIONS, INC.

_______________________________	________________________
Robert Freeman	Date
President

______________________________

Witness

For SIGNET INTERNATIONAL HOLDINGS, INC.

_______________________________	_______________________
Ernest W. Letiziano	Date

President

______________________________

Witness

EXHIBIT A

Freehawk Productions, Inc.

561-719-9573

11985 Southern Blvd. Suite 104 Royal Palm Beach Florida 33411

1. Guilty or Not Guilty	All ages

Reality live audience with audience participation Cases taken from public record. Interviews done in jail with convicted person (s) . A panel Of Harvard law students on stage in front of audience watches interview and re-enactment. The voting is done at home and in the audience after law students present case. Guilty or Not Guilty YOU DECIDE!

2. Career Show	Children / Education

Groups of children explore new careers each week. Special guest appearances from different career figures.

3. History Book Possible animation	Children/ Schools /Distribution

Two Brothers discover a magical pop-up book in their grandfathers attic that magically transports them through time for many, many adventures. (Can run forever)

4. Nashville Nights	Drama / Reality

Follow a young musician’s rise to the top. ( use people like Bon Jovi to tell their life story and you shoot the footage and use library footage. All of these titles or show names are subject to change.

5. Little’s Construction	Children

A group of aspiring young do it yourselves’s work on projects inspired by children and guided by a hip young construction dude. ( We would have invented the new generation (Bob Vila)

6. Back To Boot Camp	Adult Drama Comedy

Middle aged man returns to military service after tragic events leave him single and unemployed.

7. On The Job	Adult Drama

Young aggressive Police Detective is forced to move into low income housing after living in middle America , he now learns about the other side of the law and is put in (situations)

8. Young Sports Legends	Family Sports

Hall of Fame Sports Legends take you back to their home towns and show us their schools, fields, tracks, courts, where they played and learned......( Could also do this with a child who might be sick or terminal as part of the Make a Wish Foundation.)

9. Fire Jumpers	Reality / Documentary

Follow the adventures and hardships of fire jumpers in the Rocky Mountains etc.....

10. Rocky Mountain High	Teen / Adult / Drama

Also located in the Rocky Mountain area. A Drama based on the lives of teens in a high school in a Rocky Mountain Ski resort area......this could be a weekly series or could be transformed into a soap opera on a daily basis.

11. The Fairy Tale Detective	Family/Comedy

Columbo-Mickey Spilane type figure works in fairy tale world to solve crimes involving famous fairy tales character, i.e. The Case of the Poisonous Apple of The Mystery of the Beanstalk Giant Killer.

12. Maine Street	Family/Comedy

Former city cop moves to quaint, small town in New England to take over as a Police Chief. Town citizens include some eccentric characters.

13. Sports Legends Adventure Series	Adult/ Sports

Famous sports figures [pick their most beloved outdoor adventures and along with their host live our the reality (salmon fishing in the Pacific NW with baseball player)

14. Pint-Sized Chef	Children

A young aspiring chef teams up with a ell noted chef to present a weekly cooking show. Focus on nutrition and healthy eating.

15. Wilford The Baby Mouse	Children

The misadventures of a curious mouse when his family moves from the country to the big city.

16. Jack Fallon, New Orleans P.D.	Adult/Drama

Hard core, old school detective in New Orleans take on the role of mentor to a young, ambitious detective.

17. Final Tour	Adult/Drama-Comedy

Ex-New York detective (guardian angel) is assigned the task of helping a distraught attorney fix his life.

18. The Gambler	Adult/ Reality

Follow a Texas Hold’Em tournament champion as he travels on tour.

19. Extreme Kids	Family/ Reality

An expose on children who have overcome extreme disabilities and/or achieved great feats.

20. Extreme Boot Camp	Family/Reality

Boot camp for at. risk juveniles run by former Army and Marine drill instructors.